EMPLOYEE MATTERS AGREEMENT
by and between
THE PENNANT GROUP, INC.
and
THE ENSIGN GROUP, INC.
Dated as of October 1, 2019

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT (this “Agreement”) is made and entered into as of October 1, 2019, by and between The Pennant Group, Inc., a Delaware corporation (“SpinCo”), and The Ensign Group, Inc., a Delaware corporation (“RemainCo” and with SpinCo each, individually, a “Party”, and, collectively, the “Parties”). Capitalized terms used in this Agreement, but not defined, shall have the meanings ascribed to them in the Master Separation Agreement, dated as of October 1, 2019, by and between SpinCo and RemainCo (as amended from time to time, the “Distribution Agreement”).
RECITALS
WHEREAS, pursuant to the Distribution Agreement, RemainCo shall be separated into two separate, publicly-traded companies, one for each of (i) the RemainCo Business, which shall be owned and conducted, directly or indirectly, by RemainCo, and (ii) the SpinCo Business, which shall be owned and conducted, directly or indirectly, by SpinCo; and WHEREAS, each of RemainCo and SpinCo has determined that it is necessary and desirable to enter into this Agreement in order to allocate, assign or transfer, as applicable, to the appropriate Party, assets, responsibilities, liabilities and obligations with respect to employee compensation, benefits, labor and certain other employment matters associated with personnel of the SpinCo Business and the RemainCo Business, pursuant to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing, the mutual agreements, provisions and covenants contained in this Agreement, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SpinCo and RemainCo hereby agree as follows:
Article I
DEFINITIONS
Section 1.01    Definitions: As used in this Agreement, the following terms shall have the meanings indicated below:
(a)     “COBRA” shall mean Code Section 4980B and ERISA Sections 601 through 608 or similar state law.
(b)    “Code Section 409A” shall mean Section 409A of the Code and the regulations and guidance promulgated thereunder.
(c)    “Cornerstone Equity and Incentive Plan” shall mean The Cornerstone Healthcare, Inc. 2016 Omnibus Incentive Plan, as amended from time to time.
(d)    “Cornerstone Options” shall mean a vested or unvested stock option right issued under the Cornerstone Equity and Incentive Plan, which is outstanding immediately prior to the Effective Time.
(e)    “Cornerstone Restricted Stock” shall mean a vested or unvested share of restricted stock issued pursuant to the applicable award agreement issued under the Cornerstone Equity and Incentive Plan, which is outstanding immediately prior to the Effective Time.
(f)    “Employee” shall mean any individual who is an employee of RemainCo or any of its Subsidiaries (including, for the avoidance of doubt, SpinCo and its Subsidiaries) immediately before the Effective Time, including active employees and employees on vacation and approved leave of absence (including maternity, paternity, family, sick, short-term or longterm disability leave, qualified military service under the Uniformed Services

Employment and Reemployment Rights Act of 1994, leave under the Family Medical Leave Act and other approved leaves).
(g)    “Employment Claim” shall mean any actual or threatened action, lawsuit, charge, complaint, audit, inquiry, investigation, grievance, arbitration, claim (including ERISA claims), or federal, state, or local judicial or administrative proceeding of whatever kind involving a demand by, on behalf of or relating to an Employee, Former Employee, or current or former independent contractor, or by or relating to any federal, state, or local Government Entity alleging Liability against a Party or against a Party’s pension, welfare or other benefit plan, or such plan’s administrator, trustee or fiduciary.
(h)    “Equity Awards” means awards issued under the RemainCo Equity and Incentive Plans and Cornerstone Equity and Incentive Plan.
(i)    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor legislation.
(j)    “Former Employee” shall mean any individual who was employed by RemainCo or any of its Subsidiaries (including, for the avoidance of doubt, SpinCo and its Subsidiaries) at any time prior to the Effective Time but who is not an Employee hereunder.
(k)    “IRS” shall mean the Internal Revenue Service.
(l)    “Plan” shall mean any plan, policy, arrangement, contract or agreement providing compensation or benefits for any group of Employees or individual Employee, or the dependents or beneficiaries of any such Employee(s), whether formal or informal or written or unwritten, and including, without limitation, any means, whether or not legally required, pursuant to which any benefit is provided by an employer to any Employee or the beneficiaries of any such Employee. The term “Plan” as used in this Agreement does not include any contract, agreement or understanding relating to settlement of actual or potential employment claims.
(m)    “Pre-Spin RemainCo Stock Price” shall mean the closing share price of RemainCo Common Stock on the NASDAQ Global Select Market on the last trading day immediately preceding the Effective Time.
(n)    “RemainCo 401(k) Plans” shall have the meaning set forth in Section 2.07 hereof.
(o)    “RemainCo Employee” shall mean each Employee who is employed by a member of the RemainCo Group immediately following the Effective Time and any Employee who is transferred after the Effective Time pursuant to Section 2.01.
(p)    “RemainCo Equity and Incentive Plans” shall mean The Ensign Group, Inc.’s (i) 2007 Omnibus Incentive Plan and (ii) 2017 Omnibus Incentive Plan, each as amended from time to time.
(q)    “RemainCo Equity Awards” shall mean all of the shares of RemainCo Restricted Stock and RemainCo Options.
(r)    “RemainCo Group” shall mean RemainCo and each Person that is a direct or indirect Subsidiary or affiliate of RemainCo (other than any member of the SpinCo Group).
(s)    “RemainCo Group Health Plans” shall mean the RemainCo Plans providing medical, dental, vision and health care spending account benefits.

(t)    “RemainCo Participant” shall mean a RemainCo Employee, any former RemainCo Employee, and any eligible dependent or beneficiary thereof who participates or is eligible to participate in a RemainCo Plan.
(u)    “RemainCo Plan” shall mean each Plan that is sponsored, maintained, contributed to or required to be contributed to by any member of the RemainCo Group, but not including any SpinCo Plan.
(v)    “RemainCo Options” shall mean unexercised vested or unvested stock option right issued under the RemainCo Equity and Incentive Plans, which are subject to vesting (if applicable) and forfeiture restrictions and is outstanding immediately prior to the Effective Time.
(w)    “RemainCo Restricted Stock” shall mean an unvested share of restricted stock issued pursuant to the applicable award agreement issued under the RemainCo Equity and Incentive Plans, which is subject to vesting and forfeiture restrictions and is outstanding immediately prior to the Effective Time.
(x)    “RemainCo Welfare Plans” shall mean the RemainCo Plans providing medical, dental, vision, health care spending accounts, disability, life and similar welfare benefits.
(y)    “SpinCo 401(k) Plans” shall have the meaning set forth in Section 2.07 hereof.
(z)    “SpinCo Employee” shall mean each Employee who is employed by a member of the SpinCo Group immediately following the Effective Time and any Employee who is transferred after the Effective Time pursuant to Section 2.01.
(aa)    “SpinCo Equity and Incentive Plan” shall mean the The Pennant Group, Inc. 2019 Omnibus Incentive Plan, as amended from time to time.
(bb)    “SpinCo Group” shall mean (a) prior to the Effective Time, SpinCo and each Person that will be a Subsidiary or affiliate of SpinCo as of immediately after the Effective Time; and (b) on and after the Effective Time, SpinCo and each Person that is a Subsidiary of SpinCo.
(cc)    “SpinCo Group Health Plans” shall mean the SpinCo Plans providing medical, dental, vision and health care spending account benefits.
(dd)    “SpinCo Participant” shall mean a SpinCo Employee, any former SpinCo Employee, and any eligible dependent or beneficiary thereof who participates or is eligible to participate in a SpinCo Plan.
(ee)    “SpinCo Plan” shall mean each Plan that is sponsored, maintained or contributed to or required to be contributed to by any member of the SpinCo Group that does not also cover any RemainCo Employee.
(ff)    “SpinCo Option” shall mean an unexercised, vested or unvested, stock option issued under the SpinCo Equity and Incentive Plan.
(gg)    “SpinCo Restricted Stock” shall mean a vested or unvested stock-settled restricted stock issued under the SpinCo Equity and Incentive Plan.
(hh)    “SpinCo RSU” shall mean a vested or unvested stock-settled restricted stock unit issued under the SpinCo Equity and Incentive Plan.
(ii)    “SpinCo Welfare Plan” shall have the meaning set forth in Section 2.08(d) hereof.

Section 1.02    Certain Constructions. References to the singular in this Agreement shall refer to the plural and vice-versa, and references to the masculine shall refer to the feminine and vice-versa.
Section 1.03    Schedules, Sections. References to a “Schedule” are, unless otherwise specified, to one of the Schedules attached to this Agreement, and references to a “Section” are, unless otherwise specified, to one of the Sections of this Agreement.
Section 1.04    Effective Time. This Agreement shall be effective as of the Effective Time.
ARTICLE II
ALLOCATION OF EMPLOYEES; EMPLOYEE BENEFITS
Section 2.01    Transfer of Employment of Certain SpinCo Employees. RemainCo and SpinCo will cause the employment of each SpinCo Employee who is not employed by a SpinCo Group member as of the date hereof to be transferred to a SpinCo Group member prior to the Effective Time.
Section 2.02    Re-Allocation of Employees. If the Parties mutually agree after the Effective Time that an Employee or individual independent contractor was incorrectly allocated to the RemainCo Group or the SpinCo Group (or was incorrectly employed or engaged by a member of the RemainCo Group or the SpinCo Group as of the Effective Time), the Parties shall use their reasonable best efforts to correct such misallocation as appropriate (including by transferring the employment or engagement opportunity of such SpinCo Employee or RemainCo Employee (as applicable) or individual independent contractor to the applicable member of the applicable Group or by offering employment or an engagement opportunity to such SpinCo Employee, RemainCo Employee, or individual independent contractor), and, to the extent possible, such correction shall be effective as of the Effective Time.
Section 2.03    Employee Liabilities Generally.
(a)    From and after the Effective Time, RemainCo or a member of the RemainCo Group hereby assumes or retains, and shall be responsible for paying, performing, fulfilling and discharging, (i) all Liabilities or obligations expressly assigned to or assumed by a member of the RemainCo Group under this Agreement; and (ii) except as otherwise expressly provided for herein or in the Distribution Agreement, all Liabilities with respect to the employment, service, termination of employment or termination of service of all RemainCo Employees, independent contractors allocated to the RemainCo Business, Former Employees whose employment duties were primarily related to the RemainCo Business at the time the action underlying the Liability occurred, and their respective dependents and beneficiaries (and any alternate payees in respect thereof), whenever incurred. All Liabilities assumed or retained by a member of the RemainCo Group under this Section 2.02(a) shall be “RemainCo Liabilities” for purposes of the Distribution Agreement.
(b)    From and after the Effective Time, SpinCo or a member of the SpinCo Group hereby assumes or retains, and shall be responsible for paying, performing, fulfilling and discharging in accordance with their respective terms, (i) all Liabilities or obligations assigned to or assumed by a member of the SpinCo Group under this Agreement; and (ii) except as otherwise expressly provided for herein or in the Distribution Agreement, all Liabilities with respect to the employment, service, termination of employment or termination of service of all SpinCo Employees, independent contractors allocated to the SpinCo Business, Former Employees whose employment duties were primarily related to the SpinCo Business at the time the action underlying the Liability occurred, and their respective dependents and beneficiaries (and any alternate payees in respect thereof), whenever incurred. All Liabilities assumed or retained by a member of the SpinCo Group under this Section 2.02(b) shall be “SpinCo Liabilities” for purposes of the Distribution Agreement.

Section 2.04    No Termination of Employment Intended as a Result of the Allocation of Employees. It is intended that no RemainCo Employee and no SpinCo Employee will experience a termination of employment for severance purposes or otherwise solely as a result of the transactions contemplated by the Distribution Agreement (including any transfer of employment effectuated in connection with those transactions). To the extent permitted by applicable Law, no RemainCo Employees and no SpinCo Employees shall be entitled to any termination or severance payments or benefits as a result of such transactions or transfer, as applicable. RemainCo shall, and shall cause other members of the RemainCo Group (as applicable), and SpinCo shall, and shall cause other members of the SpinCo Group (as applicable), to cause any applicable Plan to be interpreted and administered consistent with such intent, to the greatest extent possible without breaching the applicable Plan.
Section 2.05    At-Will Employment. Nothing in this Agreement shall (a) create any obligation on the part of any member of the RemainCo Group or the SpinCo Group to continue the employment of any RemainCo Employee or SpinCo Employee following the date of this Agreement or the Effective Time (except as required by applicable Law) or (b) change the employment status of any RemainCo Employee or SpinCo Employee from “at-will,” to the extent such RemainCo Employee or SpinCo Employee was an “at-will” employee under applicable Law.
Section 2.06    Service Crediting.
(a)    From and after the Effective Time, SpinCo shall, and shall cause other members of the SpinCo Group (as applicable) to, recognize each SpinCo Employee’s service prior to the Effective Time (including service with any member of the RemainCo Group prior to the Effective Time) for all purposes, including purposes of eligibility, vesting and level of paid time off or severance benefits under any SpinCo Plan, to the same extent and for the same purpose such service was recognized as of the Effective Time under the corresponding RemainCo Plan. Notwithstanding the foregoing, nothing herein shall require the SpinCo Group or any equity compensation plan or arrangement maintained by the SpinCo Group after the Effective Time to credit service prior to the Effective Time for purposes of any equity award or other equity-based benefit or equity-based compensation that may be established by the SpinCo Group at any time at or after the Effective Time, except as set forth in Section 3.01 herein.
(b)    Notwithstanding anything to the contrary in this Agreement, the Distribution Agreement or any other Ancillary Agreement, no Employee shall receive service credit or benefits to the extent that receipt of such service credit or benefits would result in duplication of benefits provided by another RemainCo Plan or SpinCo Plan.
Section 2.07    Continuity of Benefits and Coverage. It is the intention of RemainCo and SpinCo that there be uninterrupted benefit plan participation and coverage for RemainCo Employees and SpinCo Employees, notwithstanding the transactions contemplated by the Distribution Agreement, this Agreement or any other Ancillary Agreement. Therefore, RemainCo and SpinCo shall use their reasonable best efforts to cause there to be no interruption of coverage with respect to the type of benefits or coverage being provided to such Employees immediately prior to the Effective Time.
Section 2.08    Establishment and Spinoff of 401(k) Plans. Prior to the Effective Time, the Ensign Services, Inc. 401(k) Retirement Savings Plan (the “RemainCo 401(k) Plan”) shall be amended to become a multiple employer plan as that term is defined in the Code, whose participants may include SpinCo Employees and RemainCo Employees. From the Effective Time through December 31, 2020 (the “401(k) Continuation Period”), SpinCo Employees may continue to participate in the RemainCo 401(k) Plan. Liabilities relating to, or arising in connection with plan participants during the 401(k) Continuation Period shall be shared by RemainCo and SpinCo based on the allocation methodology in place prior to the Effective Time. On or before January 1, 2021, SpinCo (or a designated member of the SpinCo Group) shall have adopted a defined contribution plan that contain a cash or deferred arrangement within the meaning of Section 401(k) of the Code and is intended to be qualified under Section 401(a) of the Code (the “SpinCo 401(k) Plan”). The SpinCo 401(k) Plan is intended to replace the

RemainCo 401(k) Plan for the applicable SpinCo Employee. At all times, RemainCo shall retain sponsorship of the RemainCo 401(k) Plans. Upon the establishment of the SpinCo 401(k) Plan (the “401(k) Plan Effective Date”), all SpinCo Employees who, immediately prior to such time, were participants in or otherwise eligible to participate in a RemainCo 401(k) Plan shall be eligible to participate in the corresponding SpinCo 401(k) Plan with respect to compensation paid after the 401(k) Plan Effective Date. As soon as practicable after the 401(k) Plan Effective Date, the accounts of SpinCo Employees under the RemainCo 401(k) Plans and the value of assets attributable to such accounts of SpinCo Employees shall be transferred to the SpinCo 401(k) Plan in a “transfer of assets or liabilities” in accordance with Section 414(l) of the Code and Section 208 of ERISA and the respective rules and regulations promulgated thereunder. The assets so transferred shall be in the form of cash or other property, as RemainCo and SpinCo shall mutually agree prior to such transfer. Prior to such transfer, SpinCo shall provide RemainCo with such documents and other information as RemainCo shall reasonably request to assure itself that the SpinCo 401(k) Plans and the related trusts established pursuant thereto (a) are qualified and tax-exempt under Sections 401(a) and 501(a) of the Code, respectively, and (b) contain participant loan provisions and procedures necessary to effect the orderly transfer of participant loan balances associated with the transfer of assets. Prior to the transfer, RemainCo and SpinCo shall (or shall cause the applicable member(s) of their Group to) notify the IRS of the transfer by timely filing Forms 5310-A, to the extent such filings are required, and RemainCo shall provide to SpinCo copies of such personnel and other records of RemainCo pertaining to the SpinCo Employees and such records of any agent or representative of RemainCo pertaining to the SpinCo Employees, in each case, pertaining to the RemainCo 401(k) Plans and as SpinCo may reasonably request in order to administer and manage the accounts and assets transferred to the SpinCo 401(k) Plans. Upon such transfer, SpinCo and each member of the SpinCo Group and the SpinCo 401(k) Plans shall assume all liabilities and obligations with respect to all amounts transferred from the RemainCo 401(k) Plans to the SpinCo 401(k) Plans in respect of the SpinCo Employees, and RemainCo and each member of the RemainCo Group and the RemainCo 401(k) Plans shall be relieved of all such liabilities and obligations.
Section 2.09    Group Health and Welfare Plan Continuation Coverage.
(a)    From the Effective Time through December 31, 2019 (the “Benefits Continuation Period”), RemainCo shall continue the RemainCo Welfare Plans. Liabilities relating to, or arising in connection with, any claims incurred under the RemainCo Welfare Plans by RemainCo Participants and SpinCo Participants during the Benefits Continuation Period, including claims that are self-insured and claims that are fully insured through third party insurance and including the coverage of SpinCo Participants after the Effective Time as described in subsection (b) below, shall be shared by RemainCo and SpinCo based on the allocation methodology in place prior to the Effective Time.
(b)    SpinCo Participants who were participating in the RemainCo Welfare Plans immediately prior to the Effective Time shall be entitled to continue participating in the applicable RemainCo Welfare Plans until December 31, 2019, pursuant to the terms of the Transition Services Agreement and the terms and conditions of the applicable RemainCo Welfare Plan. SpinCo Employees who were employed at or before the Effective Time, but who have not completed their benefits waiting or eligibility period for the RemainCo Welfare Plans as of the Effective Time, shall be eligible to participate in the applicable RemainCo Welfare Plans, as of the date prior to January 1, 2020, in which they would have been eligible to participate had they been RemainCo Employees under such RemainCo Welfare Plans, and shall be entitled to continue participating in such RemainCo Welfare Plans until December 31, 2019 pursuant to the terms of the Transition Services Agreement and the terms and conditions of the applicable RemainCo Welfare Plan.
(c)    Any SpinCo Employee covered under the RemainCo Group Health Plans who has a qualifying status change (e.g., birth/adoption of a child, marriage) shall be able to make changes to his or her enrollment based on the event in accordance with the terms of the applicable RemainCo Group Health Plan. SpinCo shall be responsible for the costs of SpinCo Participants’ participation in the RemainCo Group Health Plans after the Effective Time, including pursuant to COBRA as described in Section 2.08(e)(ii) hereof, pursuant to the terms of Section 2.08(a) hereof and the Transition Services Agreement.

(d)    SpinCo Group Welfare Plans. Effective no later than January 1, 2020, SpinCo or another member of the SpinCo Group shall take, or cause to be taken, all actions necessary and appropriate to establish or designate and administer group medical, dental, vision, health care spending account plans disability, life and similar welfare benefits (collectively, the “SpinCo Welfare Plans”) to provide benefits thereunder for all eligible SpinCo Participants who choose to enroll in such SpinCo plans. With respect to any Liabilities relating to or arising in connection with claims incurred under a SpinCo Welfare Plan by SpinCo Participants from and after the effective date of such SpinCo Welfare Plan, including claims that are self-insured and claims that are fully insured through third party insurance, SpinCo and the applicable SpinCo Welfare Plan shall be solely responsible for such Liabilities.
(e)    COBRA Continuation Coverage.
(i)    From and after the Effective Time, (A) the RemainCo Group shall assume or retain and shall be solely responsible for, or cause the RemainCo Group Health Plans (and applicable insurance carriers) to be responsible for, the continuation coverage requirements imposed by COBRA as they relate to any RemainCo Participant or Former Employee, and no member of the SpinCo Group shall have any liability or obligation with respect thereto; and (B) subject to Section 2.08(e)(ii) below, the SpinCo Group shall assume or retain and shall be solely responsible for, or cause the SpinCo Group Health Plans (and applicable insurance carriers) to be responsible for, COBRA continuation coverage requirements as they relate to any SpinCo Participant, and no member of the RemainCo Group shall have any liability or obligation with respect thereto.
(ii)    A SpinCo Participant who becomes entitled to COBRA continuation coverage by reason of an event that occurs during the Benefits Continuation Period shall be entitled to coverage under the applicable RemainCo Group Health Plans through December 31, 2019, and thereafter, such SpinCo Participant shall be entitled to coverage under the applicable SpinCo Group Health Plans for the remainder of his or her COBRA period after December 31, 2019.
(f)    Business Associate Agreements. The Parties acknowledge that the RemainCo Group or the SpinCo Group may provide certain administrative services for the other Party’s group health plans for a transitional period under the terms of the Transition Services Agreement. The Parties acknowledge and agree that providing these administrative services may cause a Party to satisfy the definition of a “business associate” under the Health Insurance Portability and Accountability Act of 1996, as amended and implanted by regulation (“HIPAA”). In such cases, the Party providing the administrative services agrees to comply with the business associate addendum that is attached to the Transition Services Agreement, as well as all other applicable health information privacy Laws.
Section 2.10    Disability Plans. Without limiting the generality of Section 2.08 hereof, each RemainCo Participant and SpinCo Participant who became disabled, as defined under a RemainCo Welfare Plan that provides short-or long-term disability benefits prior to January 1, 2020, shall be eligible or continue to be eligible for such benefits under the applicable RemainCo Welfare Plan in accordance with the terms and conditions of such RemainCo Welfare Plan; provided that SpinCo shall be responsible for reimbursing RemainCo for any self-insured short-term disability benefits with respect to such disabled SpinCo Employee for the period after the Effective Time until such time as those short-term disability benefits terminate in accordance with the terms of such RemainCo Welfare Plan. In the event any such disabled SpinCo Employee becomes eligible to transition directly from receiving short-term disability benefits to receiving long-term disability benefits either before, at or after the Effective Time under the applicable RemainCo Welfare Plan, RemainCo and the applicable RemainCo Welfare Plan shall provide the long-term disability benefits to which such disabled SpinCo Employee is entitled (taking into account, if applicable, the extent to which such employee has elected such coverage and has made the required contributions therefor). After the Benefits Continuation Period, the SpinCo Group shall be solely responsible for providing short-and long-term disability benefits under SpinCo Welfare Plans to eligible SpinCo Employees who become disabled after December 31, 2019, and, effective January 1, 2020, SpinCo or a member of the SpinCo Group shall take, or cause to be taken, all action necessary and appropriate to establish or designate and administer short- and long-term disability plans to provide benefits thereunder for all eligible SpinCo Employees (and their eligible dependents and beneficiaries).Insurance Contracts and Third-Party Vendor Agreements. To the extent any Plan is funded (in whole or in part) through the purchase of an insurance contract, RemainCo and SpinCo shall cooperate, and each shall use its commercially reasonable efforts to effectuate the provisions of this Agreement in relation to such contract and to obtain any necessary consents and maintain any pricing discounts or other preferential terms for both RemainCo (or the applicable member of the RemainCo Group) and SpinCo (or the applicable member of the SpinCo Group) for a reasonable term. To the extent any Plan is administered by a third-party vendor, RemainCo and SpinCo shall cooperate, and each shall use its commercially reasonable efforts to replicate any contract with such third-party vendor for RemainCo (or the applicable member of the RemainCo Group) or SpinCo (or the applicable member of the SpinCo Group), as applicable, and to maintain any pricing discounts or other preferential terms for both RemainCo (or the applicable member of the RemainCo Group) and SpinCo (or the applicable member of the SpinCo Group) for a reasonable term. Neither RemainCo nor SpinCo shall be liable for failure to obtain consents, new insurance or administrative contracts, pricing discounts, or other preferential terms for the other Party or the applicable member of its Group. Each Party shall be responsible for any new or additional premiums, charges, or administrative fees that such Party may incur with respect to its insurance coverage or contracts pursuant to this Agreement.
Section 2.11    Reimbursements. The Parties acknowledge that the RemainCo Group, on the one hand, and the SpinCo Group, on the other hand, may incur costs and expenses, including, but not limited to, contributions to Plans and the payment of insurance premiums or vendor fees or expenses arising from or related to any of the Plans which are, as set forth in this Agreement, the responsibility of the other Party. Accordingly, the RemainCo Group and the SpinCo Group shall reimburse each other, as soon as practicable, but in any event within thirty (30) days of receipt from the other Party of appropriate verification, for all such costs, fees and expenses. Notwithstanding the foregoing, to the extent this Section 2.10 conflicts with the terms of the Transition Services Agreement related to the same cost or expense, the terms of the Transition Services Agreement shall control.
Section 2.12    No Duplication of Benefits; Service and Other Credit. RemainCo and SpinCo shall adopt, or cause to be adopted, all reasonable and necessary amendments and procedures to prevent SpinCo Participants from receiving duplicative benefits from the RemainCo Plans and the SpinCo Plans. With respect to SpinCo Employees, each SpinCo Plan shall provide that for purposes of determining eligibility to participate, vesting, and entitlement to benefits (but not for accrual of pension benefits under any defined benefit pension plan), service prior to the Effective Time with a RemainCo Group member shall be treated as service with the applicable SpinCo Group member. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations under any SpinCo Plan. Each SpinCo Plan shall, to the extent practicable, waive pre-existing condition limitations with respect to SpinCo Employees. SpinCo shall honor any deductible, co-payment and out-of-pocket maximums incurred by the SpinCo Employees and their eligible dependents under the RemainCo Plans in which they participated immediately prior to the Effective Time during the portion of the calendar year prior to the Effective Time in satisfying any deductibles, co-payments or out-of-pocket maximums under the SpinCo Plans in which they are eligible to participate after the Effective Time in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred.
ARTICLE III
INCENTIVE COMPENSATION PLANS AND ARRANGEMENTS
Section 3.01    Treatment of Equity Awards.
(a)    RemainCo Equity Awards. The treatment of the RemainCo Equity Awards shall be subject to Section 2.04 of the Tax Matters Agreement between the parties, dated as of the date hereof.

(i)    RemainCo Options. Prior to the Effective Time, RemainCo shall take all actions necessary such that, as of the Effective Time, by virtue of the Distribution, (y) an employee of RemainCo who is a holder of a RemainCo Option shall continue to hold such RemainCo Option (with the number of shares of RemainCo Common Stock to which such RemainCo Option relates and the exercise price of the RemainCo Option following the Distribution, in both cases, adjusted accordingly as a result of the Distribution, in accordance with the equitable adjustment provisions set forth in the RemainCo Equity and Incentive Plans), and (z) an employee of SpinCo who is a holder of a RemainCo Option shall have such RemainCo Options converted to SpinCo Options subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to the corresponding RemainCo Options (with both the number of shares of SpinCo Common Stock to which such SpinCo Option relates and the exercise price of the SpinCo Option following the Distribution, in both cases, adjusted accordingly as a result of the Distribution and to appropriately reflect that SpinCo is the actual employer, in accordance with the equitable adjustment provisions set forth in the RemainCo Equity and Incentive Plans) immediately prior to the Effective Time.
(ii)    RemainCo Restricted Stock. Prior to the Effective Time, RemainCo shall take all actions necessary such that, as of the Effective Time, by virtue of the Distribution, each holder of a RemainCo Restricted Stock shall (A) continue to hold the same number of RemainCo Restricted Stock as of immediately prior to the Effective Time, and (B) receive shares of SpinCo Restricted Stock (with the number of shares of SpinCo Common Stock to which such SpinCo Restricted Stock relates rounded down to the nearest whole number, equal to the number of shares of SpinCo Common Stock the holder of such RemainCo Restricted Stock would have been entitled to receive in the Distribution had the shares subject to such RemainCo Restricted Stock represented outstanding vested shares of RemainCo Common Stock). Both the RemainCo Restricted Stock and the SpinCo Restricted Stock shall be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to the corresponding RemainCo Restricted Stock immediately prior to the Effective Time, and shall be adjusted in accordance with the equitable adjustment provisions set forth in the RemainCo Equity and Incentive Plans and to reflect that SpinCo is the actual employer.
(b)    Cornerstone Equity Awards. The treatment of the Cornerstone Equity Awards is as set forth below.
(i)    Cornerstone Options. Prior to the Effective Time, RemainCo shall take all actions necessary such that, as of the Effective Time, by virtue of the Distribution, an employee of SpinCo who is a holder of a Cornerstone Option shall have his Cornerstone Options converted to SpinCo Options subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to the corresponding Cornerstone Options (with both the number of shares of SpinCo Common Stock to which such SpinCo Option relates and the exercise price of the SpinCo Option following the Distribution, in both cases, adjusted accordingly as a result of the Distribution and appropriately to reflect employment by SpinCo, in accordance with the equitable adjustment provisions set forth in the Cornerstone Equity and Incentive Plan) immediately prior to the Effective Time.
(ii)    Cornerstone Restricted Stock. Prior to the Effective Time, RemainCo shall take all actions necessary such that, as of the Effective Time, by virtue of the Distribution, an employee of either RemainCo or SpinCo who is a holder of Cornerstone Restricted Stock shall have his Cornerstone Restricted Stock converted to SpinCo Restricted Stock subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to the corresponding Cornerstone Restricted Stock (with the number of shares of SpinCo Common Stock to which such SpinCo Restricted Stock relates following the Distribution, adjusted accordingly as a result of the Distribution, in accordance with the equitable adjustment provisions set forth in the Cornerstone Equity and Incentive Plan and to reflect employment by SpinCo) immediately prior to the Effective Time.
(c)    Equity and Incentive Plans.

(i)    For purposes of the RemainCo Restricted Stock following the Effective Time, a SpinCo Employee’s continued service with a member of the SpinCo Group shall be deemed continued service with a member of the RemainCo Group.
(ii)    For purposes of the SpinCo Restricted Stock following the Effective Time, a RemainCo Employee’s continued service with a member of the RemainCo Group shall be deemed continued service with a member of the SpinCo Group.
(iii)    In connection with the Distribution, RemainCo shall cause SpinCo to adopt the SpinCo Equity and Incentive Plan, effective as of the Effective Time, and shall approve, as the sole stockholder, the adoption of the SpinCo Equity and Incentive Plan.
(d)    Administration. Each of RemainCo and SpinCo shall establish an appropriate administration system in order to handle exercises and delivery of shares in an orderly manner and provide reasonable levels of service for equity award holders.
(e)    Code Section 409A. Notwithstanding anything to the contrary contained herein, the provisions of this Section 3.01(e) shall be applied in a manner consistent with Code Section 409A and shall be modified, without the requirement of any further action by SpinCo, Cornerstone, or RemainCo, to the extent necessary to comply with Code Section 409A.
ARTICLE IV
LABOR AND EMPLOYMENT MATTERS
Section 4.01    Payroll Reporting and Tax Withholding.
(a)    Form W-2 Reporting. To the extent an Employee’s employing entity changes as a result of the transactions contemplated by the Distribution Agreement, RemainCo and SpinCo shall use the “standard procedure” for preparing and filing IRS Forms W-2 (Wage and Tax Statements), as described in Revenue Procedure 2004-53, for the calendar year in which such change occurs. Under this procedure, each employing entity shall provide (subject to any applicable provisions of the Transition Services Agreement) all required Forms W-2 to report the wages paid and taxes withheld by it during the year in which the Effective Time occurs. With respect to any issuances of RemainCo Common Stock or SpinCo Common Stock described above, the Employee’s employing entity shall reflect such issuance and taxes withheld in connection with such issuance on the Form W-2 provided to such Employee by such employing entity during the year in which such issuance occurs. With respect to RemainCo Employees and SpinCo Employees outside of the United States, the Parties shall cooperate in good faith to obtain the same or similar results, to the extent possible, under applicable tax laws.
(b)    Garnishments, Tax Levies, Child Support Orders, and Wage Assignments. With respect to any Employees with garnishments, tax levies, child support orders, or wage assignments in effect immediately prior to the Effective Time, a member of the SpinCo Group (with respect to SpinCo Employees) or a member of the RemainCo Group (with respect to RemainCo Employees) shall, to the extent permitted by applicable Law, honor such payroll deduction authorizations and shall continue to make payroll deductions and payments to the authorized payee, as specified by the court or governmental order which was filed prior to the Effective Time.
(c)    Authorizations for Payroll Deductions. Unless otherwise prohibited by this Agreement, any other Ancillary Agreement, a Plan document, or applicable Law, with respect to Employees with authorizations for payroll deductions and direct deposits in effect immediately prior to the Effective Time, a member of the SpinCo Group (with respect to SpinCo Employees) or a member of the RemainCo Group (with respect to RemainCo Employees) shall honor such payroll deduction authorizations and shall not require that such Employee submit a new authorization to the extent that the type of deduction does not differ from that made prior to the Effective Time. Such deduction types include, without limitation, contributions to any Plan and direct deposit of payroll, union dues, employee relocation loans, and other types of authorized company receivables usually collectible through payroll deductions.
Section 4.02    Employment Policies and Practices. Subject to the provisions of the Transition Services Agreement, ERISA and other applicable Law, and unless otherwise specified in this Agreement, each member of the SpinCo Group and the RemainCo Group may, after the Effective Time, adopt, continue, modify or terminate such employment policies, compensation practices, retirement plans, welfare benefit plans, and other employee benefit plans of any kind or description, as each may determine, in its sole discretion, are necessary and appropriate, with respect to SpinCo Employees and RemainCo Employees, respectively; provided that no member of the SpinCo Group may amend or modify any RemainCo Welfare Plan during the Benefits Continuation Period.
Section 4.03    Leave of Absence Policies. Following the Effective Time, the applicable members of the SpinCo Group shall continue to apply the leave policies applicable to inactive SpinCo Employees who are on an approved leave of absence as of the Effective Time in accordance with the terms of such policies applicable to the SpinCo Employees as of the Effective Time. For purposes of such policies, to the extent allowed under applicable law, leaves of absence taken by SpinCo Employees prior to the Effective Time shall be deemed to have been taken as employees of the SpinCo Group.
Section 4.04    Employee Records. The RemainCo Group shall provide to the SpinCo Group (a) any and all original employment records and information (including, but not limited to, any personnel files, Form I-9, Form W-2, Form 1099 or other IRS forms) with respect to the SpinCo Employees that are in the possession of any member of the RemainCo Group that are reasonably required by the SpinCo Group to enable the SpinCo Group to properly employ the SpinCo Employees and to carry out its obligations under this Agreement, applicable Law and any applicable Collective Bargaining Agreement (“Employee Record”); and (b) copies of any and all employment-related agreements, including, but not limited to, confidentiality agreements, restrictive covenants, arbitration agreements and employment-related acknowledgements to which any RemainCo Employee is a party and under which the SpinCo Group has any rights or obligations following the Effective Time.
Section 4.05    WARN Act. The Parties shall cooperate in good faith so that no terminations of employment in connection with the transactions contemplated or undertaken by this Agreement or the Distribution Agreement have triggered or shall trigger any rights or obligations under the federal Worker Adjustment and Retraining Notification Act, or any other federal, state, or local Law addressing employment separations (collectively, the “WARN Act”).
Section 4.06    Access to Employee Records. Following the Effective Time and to the extent permitted by applicable Law, SpinCo shall permit RemainCo access to Employee Records of SpinCo Employees, to the extent reasonably necessary for RemainCo’s legitimate business purposes or to comply with applicable Law, and RemainCo shall permit SpinCo access to Employee Records of RemainCo Employees, to the extent reasonably necessary for SpinCo’s legitimate business purposes or to comply with applicable Law.
Section 4.07    Protection of Personal Information. The Parties shall comply with all applicable confidentiality obligations and privacy Laws that govern the personal information shared or otherwise made accessible following the Effective Time. Each Party further agrees to use commercially reasonable efforts to protect any personal information of the other Party that it acquires or accesses following the Effective Time.
ARTICLE V
MISCELLANEOUS

Section 5.01    Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship set forth herein.
Section 5.02    Access to Information; Cooperation. The RemainCo Group, the SpinCo Group, and their authorized agents shall be given reasonable and timely access to and may take copies of all information relating to the subjects of this Agreement (to the extent not prohibited by applicable Law) in the custody of the other Party, including any agent, contractor, subcontractor, or any other person or entity under the contract of such Party. The Parties shall provide one another with such information within the scope of this Agreement as is reasonably necessary to administer each Party’s Plans or take the actions required of such Party under this Agreement. The Parties shall cooperate with each other to minimize the disruption caused by any such access and providing of information.
Section 5.03    Complete Agreement. This Agreement and any related provisions of the Transition Services Agreement and the Distribution Agreement shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.
Section 5.04    Counterparts. This Agreement may be executed in more than one counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.
Section 5.05    Survival. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with its applicable terms.
Section 5.06    Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service or by registered or certified mail (postage prepaid, return receipt requested) to the respective Party at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 5.06):
To RemainCo:
The Ensign Group, Inc.
29222 Rancho Viejo Rd., Suite 127
San Juan Capistrano, CA 92675
Attn: General CounselEmail: legal@ensignservices.net
To SpinCo:
The Pennant Group, Inc.
1675 E. Riverside Dr., Suite 150
Eagle, ID 83616
Attn: General CounselEmail: legal@pennantservices.com
Section 5.07    Waivers. The failure of any Party to require strict performance by the other Party of any provision in this Agreement shall not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 5.08    Amendment. This Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.
Section 5.09    Assignment. Except as otherwise provided for in this Agreement, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, that a Party may assign this Agreement in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets; provided, further, that the surviving entity of such merger or the transferee of such Assets shall agree in writing, reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a Party hereto.
Section 5.10    Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.
Section 5.11    No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement.
Section 5.12    Section 5.12 Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties (including current or former employees of the Parties) any remedy, claim, liability, reimbursement, right of action or other right in excess of those existing without reference to this Agreement. Without limiting the generality of the foregoing, nothing contained in this Agreement (i) shall be construed to establish, amend, or modify any Plan or other benefit or compensation plan, program, agreement or arrangement, or (ii) create any rights or obligations in any Person not Party to this Agreement (including any RemainCo Employee or SpinCo Employee), including with respect to (x) any right to employment or continued employment or to a particular term or condition of employment and (y) the ability of the RemainCo Group and the SpinCo Group to amend, modify, or terminate any Plan or other benefit or compensation plan, program, agreement or arrangement at any time established, sponsored or maintained by any of them.
Section 5.13    Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
Section 5.14    Governing Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Delaware. Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, statute or otherwise, shall be governed by the laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws or other rule that would result in the application of the laws of a different jurisdiction.
Section 5.15    Dispute Resolution; Consent to Jurisdiction; Specific Performance; Waiver of Jury Trial; Force Majeure. The provisions of Article X (Dispute Resolution) and Sections 10.2(b) (Consent to Arbitration), and 10.2(b)(iv) (Waiver of Jury Trial) of the Distribution Agreement are incorporated herein by reference, mutatis mutandis.
Section 5.16    Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
Section 5.17    Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.
Section 5.18    No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.
THE PENNANT GROUP, INC.
By: /s/ Daniel H Walker
Name:    Daniel H Walker
Title:    Chief Executive Officer
THE ENSIGN GROUP, INC.
By: /s/ Chad Keetch
Name:    Chad Keetch
Title:    Chief Investment Officer, Executive Vice President and Secretary